UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):        October 21, 2004

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer Identification No.)

1 Lakeland Park Drive Peabody, MA	01960
(Address of Principal Executive Offices)	(Zip Code)

(877) 645-7663
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Offices; Election of Directors; Appointment of Principal Officers.

On October 21, 2004, the Board of Directors of Beacon Roofing Supply, Inc. (“Company”) voted to increase the size of the Board of Directors (“Board”) from six members to seven members.  To fill the vacancy created by this increase, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, voted to elect Wilson B. Sexton as a new director to serve until the 2005 annual meeting of stockholders of the Company and until his successor is elected and qualified.  Mr. Sexton was also appointed to serve as a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board of Directors.

In accordance with the Company’s compensation policy for non-employee directors, the Company granted a non-qualified stock option to purchase 20,000 shares of its common stock under the Company’s 2004 Stock Plan to Mr. Sexton.  The option has an exercise price of $17.34 per share, which represents the closing price per share of the Company’s common stock as reported on the Nasdaq National Market on October 21, 2004, the date on which the option was granted.  The option has a ten-year term and becomes exercisable on October 21, 2005.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description

99.1	Press release dated October 22, 2004, announcing the election of Wilson B. Sexton as a member of the Board of Directors of Beacon Roofing Supply, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: October 22, 2004	By:	/S/ DAVID R. GRACE
David R. Grace
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated October 22, 2004, announcing the election of Wilson B. Sexton as a member of the Board of Directors of Beacon Roofing Supply, Inc.